SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     3)     Filing Party: C. Robert Coates
     4)     Date Filed: May 07, 2002


  (These materials are intended to be released to one or more shareholders, inconjunction with the previously supplied Definitive Proxy Statement currently on file, on or about April 05, 2002)
                ==============================================


NETRO CORPORATION CORPORATE MILESTONES (1)

November 1994   - Netro Corporation is founded by Mr. Gideon Ben-Efraim, Mr.
                  Elie Pasternak and others

March 1998      - Mr. Gideon Ben-Efraim is replaced as the Chairman of the
                  Board by Mr. Richard Moley

November 1998   - Mr. Elie Pasternak, Chief Technical Officer and Chief
                  Scientist leaves Netro; Mr. Pasternak was responsible for the IP-related functionality of the AirStar product, and authored five core technology patents in the areas of wireless ATM and its associated MAC layer; Mr. Pasternak is now Sr. VP and CTO of BridgeWave Communications

                - Mr. Amir Makleff, COO and Senior VP of R&D and Engineering,
                  and 2nd highest ranking officer leaves Netro; Under his leadership, Netro developed and launched its primary product, Airstar, a carrier-class high-frequency solution for fixed broadband wireless access; Mr. Makleff is now President and CEO of BridgeWave Communications

August 1999     - Netro's initial public offering takes place on August 18,
                  1999

                - Offering: 5,750,000 shares @ $8.00 per share

                - The market capitalization on the first business day
                  following the offering (August 19) was $1.03 billion

                - Managing underwriters included Robertson Stephens, Inc.,
                  Merrill Lynch, Pierce, Fenner & Smith, Inc., Dain Rauscher Wessels

                - For the week following the offering the stock price ranged between $19.13 and $28.31 per share

December 1999   - Netro loses $29.15 million during FY99

March 2000      - The stock price on March 9, 2000 was $101.19 per share

                - Netro's 2nd public offering takes place on March 17, 2000

                - Offering: 6,000,000 shares @ $82.50 per share; 4,504,111 shares were sold by Netro and 1,495,889 shares were sold by shareholders

                - The market capitalization on the first business day
                  following the offering (March 20) was $4.13 billion

                - Managing underwriters included Robertson Stephens, Inc.,
                  Goldman Sachs, Lehman Brothers, Dain Rauscher Wessels

                - For the week following the offering the stock price ranged between $82.50 and $87.00 per share

April 2000      - Mr. Gideon Ben-Efraim is reinstated as the Chairman of the
Board

                - Mr. Sanford Robertson joins Netro's board; Mr. Robertson founded Robertson Stephens and Francisco Partners, a leveraged buyout firm

May 2000        - Mr. Irwin Federman and his partners sell $71.59 million
                  worth of Netro stock; average price of his shares were $43.04 per share

                - Mr. Thomas Baruch sells $112,500 worth of Netro stock;
                  average price of his shares were $45.00 per share

July 2000       - Mr. Irwin Federman and his partners sell $110.44 million worth of Netro stock; average price of his shares were $68.18 per share

                - Mr. Thomas Baruch sells $1.5 million worth of Netro stock;
                  average price of his shares were $57.07 per share

                - Mr. Shlomo Yariv leaves Innowave Wireless Systems, Ltd. and starts Bungee Communications; Mr. Yariv becomes President of Bungee Communications

August 2000     - Mr. Irwin Federman and his partners sell $9.25 million worth of Netro stock, bringing their total to $191.28 million over the 4-month period; average price of his shares were $74.90 per share

                - Mr. Thomas Baruch sells $428,000 worth of Netro stock;
                  average price of his shares were $75.70 per share

                - Neither Mr. Federman or Mr. Baruch have bought Netro shares since then

October 2000    - Netro makes an initial investment of $7.5 million in Bungee
                  Communications (Bungee Communications, and other, websites)

                - Founded and led by Mr. Shlomo Yariv, Bungee was supposed to develop next generation broadband wireless access systems and widen the range of available solutions in the broadband access market

                - On October 27th Netro enters into an "Option Agreement" with
                  Bungee Communications, Inc. and SSY LLC (and its beneficial owner, Mr. Shlomo Yariv); the purchase price of Bungee, if all milestones were achieved by the Option Exercise Date, was to be $350 million; the Netro stock price that day was $19.56 per share

November 2000   - Netro announces in their 11/14/00 10Q filings that it has purchased a stake in Bungee; the overall purchase price was "the aggregate purchase price of $5,250,000 in the initial Series A Closing, and an additional $3,750,000 in a subsequent Series A Closing."

                - Mr. Mike Everett, Executive VP Finance, CFO and Assistant
                  Secretary leaves Netro to take a senior management position at a private company; Mr. Everett had joined Netro in March of 1997 as a Sr. VP; Mr. Everett had been an Executive VP since January 1999

                - Mr. Mike Everett was replaced by Mr. Sanjay Khare, who was previously vice president, business development for Netro since May 2000; Mr. Khare had previously been Netro's outside counsel since 1995

December 2000   - Netro loses $10.18 million during FY00

April 2001      - Netro's Schedule 14A announces that during 2000 "Only Mr.
                  Baruch attended fewer than 75% of the aggregate number of meetings of the Board"

                - Press releases start coming out regarding "the demise of the
                  Netro-Lucent connection"

May 2001        - Mr. Shlomo Yariv is appointed as Netro's COO

                - Mr. Shlomo Yariv continues to "serve as a director of
                  Bungee"

                - Press release by eWeek announces that Netro "lost its
                  original equipment manufacturer agreement with Lucent, the company that accounted for 85 percent of its revenue in the first quarter of 2000."

                - Mr. Matthew Powell, Executive VP of Sales and Marketing
                  announces that he is leaving Netro; Mr. Powell joined Netro in March 1998 and had been Sr. VP of worldwide sales and customer advocacy until his promotion in November of 2000

June 2001       - Global Telecom LLC, owned and controlled by Mr. Carlos Slim, executes its last purchasing transaction of Netro stock to date, bringing its ownership total to 9.44 million shares

                - Netro changes its state of incorporation from California to
                  Delaware

July 2001       - A class action suit is filed in New York against Netro
                  Corporation. The complaint, centered around Netro's IPO, alleges that Netro filed a registration statement, which incorporated a prospectus that was materially false and misleading

                - Netro announces in its 8K filing that it has adopted anti-
                  takeover measures, including a poison pill plan; these measures were not part of the proposals outlined in the proxy

October 2001    - Netro re-grants re-priced options at $3.07 per share; these options were priced at or above $34.00 per share before the "stock option cancellation and re-grant program"

                - Mr. Robert Coates files suit against Netro relating to the re-domestication of the corporation in Delaware and to its anti-takeover provisions

November 2001   - Netro announces that the $3.2 million increase in research and development for the nine months that ended on September 30, 2001 was "due mainly to an increased investment in Bungee Communications"

December 2001   - Mr. Robert Coates files suit against Netro relating to the stock option cancellation and re-grant program

                - Netro loses $79.30 million during FY01

February 2002   - Netro acquires Project Angel from AT&T for $16 million and
                  8.2 million shares

                - Project Angel needs to be retrofitted to function in the 3.5
                  GHz frequency band prior to it being marketed

                - The Project Angel retrofit is announced to be ready for the
                  "second half of 2002"

                - Mr. Lewis Chakrin, Executive VP, Corporate Strategy &
                  Planning at AT&T Wireless Services, Inc. joins the Netro board

April 2002      - Netro confirms that Bungee, its overseas R&D subsidiary, has been closed during their April 17, 2002 Quarterly conference call

                - Netro loses $32.43 million during Q1 of 2002

                - The stock price on April 26, 2002 was $2.68 per share

                - Netro announces that the quarterly burn rate will be in the
                  $15 to $20 million per quarter for the rest of the year

                - The National Association of Securities Dealers notifies the
                  Robertson Stephens unit of FleetBoston Financial Corp. and
                  J. P. Morgan that they could face civil charges for taking excessive commissions from big investors who received hot IPO shares in 1999 and 2000

                - Netro's Schedule 14A announces that during 2001 "Mr.
                  Federman had attended fewer than 75% of the aggregate number of meetings of the Board and the committee on which he served"

May 2002        - Netro publishes a press release announcing that it had
                  incurred $7.2 million in expenses related to Bungee, bringing the total investment in Bungee to approximately $14.7 to $16.2 million

(1) Adapted from Netro Corporation filings with the SEC, various press releases and conversations with previous employees of Netro Corporation

DISCUSSION DRAFT - COMMENTS WELCOME






Netro Chart(2) as of 05/02/02

Arrows denote approximate dates on which Mr. Federman and Mr. Baruch sold their Netro shares

Exhibit 99.01   Price History Chart

[please find chart graphic attached]

(2) Adapted from MSN CNBC Finance Chart as of 05/02/02